EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-240172 and 333-228808) of Mastech Digital, Inc. of our report dated March 27, 2023, relating to the financial statements of the Mastech Digital, Inc. 2019 Employee Stock Purchase Plan for the years ended December 31, 2022 and 2021, which appears in this Form 11-K.

/s/ UHY LLP

Farmington Hills, Michigan
Date: March 27, 2023